                               Exhibit 3.2.b.

                               AMENDED BYLAWS
                     OF VICEROY ACQUISITION CORPORATION



         Pursuant to the unanimous written consent of the Board of Directors of VICEROY ACQUISITION CORPORATION. (the "Corporation") dated May 24th, 2006, the Bylaws are hereby amended as follows:

ARTICLE 6 of the Corporation's Bylaws is amended by adding new section 6.8 containing the following text:

"SECTION 6.8. TRANSFER OF SECURITIES. The Company will be required to refuse to register any transfer of its securities not made in accordance with the provisions of Rule 144A, Rule 144 (if available) or pursuant to registration under the Securities Act of 1933 or another exemption from registration under the Securities Act of 1933."